Exhibit 99.1

Assured Guaranty Municipal Corp.

Condensed Consolidated Financial Statements

(Unaudited)

September 30, 2021

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in millions except share data)

	As of
	September 30, 2021	December 31, 2020
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value, net of allowance for credit loss of $15 and $60 (amortized cost of $4,460 and $4,740)	$4,648	$4,966
Short-term investments, at fair value	266	424
Surplus note of affiliate, held-to-maturity, at amortized cost	300	300
Equity method investments (includes $482 and $345, at fair value)	593	438
Other invested assets, at fair value	5	4
Total investments	5,812	6,132
Cash	30	63
Loans receivable from affiliate	163	163
Premiums receivable	1,080	1,094
Ceded unearned premium reserve	639	658
Reinsurance recoverable on unpaid losses	120	154
Salvage and subrogation recoverable	738	637
Financial guaranty variable interest entities’ assets, at fair value	236	257
Other assets (includes $11 and $24, at fair value)	202	192
Total assets	$9,020	$9,350
Liabilities
Unearned premium reserve	$2,950	$2,981
Loss and loss adjustment expense reserve	441	545
Reinsurance balances payable, net	365	349
Financial guaranty variable interest entities’ liabilities, at fair value (with recourse of $251 and $279, without recourse of $18 and $16)	269	295
Other liabilities (includes $2 and $4, at fair value)	345	353
Total liabilities	4,370	4,523

Commitments and contingencies (Note 10)

Shareholder’s equity
Preferred stock ($1,000 par value, 5,000.1 shares authorized; no shares issued or outstanding)	—	—
Common stock ($92,025 par value, 163 shares authorized, issued and outstanding)	15	15
Additional paid-in capital	694	698
Retained earnings	3,605	3,521
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $25 and $36	123	185
Total shareholder’s equity attributable to Assured Guaranty Municipal Corp.	4,437	4,419
Noncontrolling interests	213	408
Total shareholder’s equity	4,650	4,827
Total liabilities and shareholder’s equity	$9,020	$9,350

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Net earned premiums	$62	$67	$180	$199
Net investment income	35	40	113	127
Net realized investment gains (losses)	3	9	16	6
Fair value gains (losses) on committed capital securities	(1)	(5)	(13)	5
Fair value gains (losses) on financial guaranty variable interest entities	4	(1)	14	(7)
Foreign exchange gains (losses) on remeasurement	(22)	32	(17)	(18)
Commutation gain (losses)	—	—	(7)	38
Other income (loss)	4	3	5	7
Total revenues	85	145	291	357
Expenses
Loss and loss adjustment expenses (benefit)	(46)	36	(64)	9
Employee compensation and benefit expenses	21	22	62	63
Write-off of insurance licenses of Municipal Assurance Corp.	—	—	16	—
Other operating expenses	10	12	36	38
Total expenses (benefit)	(15)	70	50	110
Income (loss) before income taxes and equity in earnings of investees	100	75	241	247
Equity in earnings of investees	31	20	98	37
Income (loss) before income taxes	131	95	339	284
Less: Provision (benefit) for income taxes	17	(6)	53	30
Net income (loss)	114	101	286	254
Less: Noncontrolling interests	8	9	16	21
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$106	$92	$270	$233

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$114	$101	$286	$254
Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(5), $3, $(13) and $6	(46)	44	(88)	13
Investments with credit impairment, net of tax provision (benefit) of $(2), $2, $3 and $(4)	(4)	6	14	(18)
Change in net unrealized gains (losses) on investments	(50)	50	(74)	(5)
Change in instrument-specific credit risk on financial guaranty variable interest entities' liabilities with recourse, net of tax	1	(3)	(1)	1
Other comprehensive income (loss)	(49)	47	(75)	(4)
Comprehensive income (loss)	65	148	211	250
Less: Comprehensive income (loss) attributable to noncontrolling interests	8	9	3	24
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$57	$139	$208	$226

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Shareholder’s Equity (Unaudited)
(dollars in millions, except share data)

For the Three Months Ended September 30, 2021

	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder’s Equity
Balance at June 30, 2021	163	$15	$694	$3,603	$172	$4,484	$205	$4,689
Net income	—	—	—	106	—	106	8	114
Dividends	—	—	—	(104)	—	(104)	—	(104)
Other comprehensive loss	—	—	—	—	(49)	(49)	—	(49)
Balance at September 30, 2021	163	$15	$694	$3,605	$123	$4,437	$213	$4,650

For the Three Months Ended September 30, 2020

	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder’s Equity
Balance at June 30, 2020	163	$15	$702	$3,484	$64	$4,265	$390	$4,655
Net income	—	—	—	92	—	92	9	101
Dividends	—	—	—	(87)	—	(87)	—	(87)
Other comprehensive income	—	—	—	—	47	47	—	47
Balance at September 30, 2020	163	$15	$702	$3,489	$111	$4,317	$399	$4,716

For the Nine Months Ended September 30, 2021

	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder’s Equity
Balance at December 31, 2020	163	$15	$698	$3,521	$185	$4,419	$408	$4,827
Net income	—	—	—	270	—	270	16	286
Dividends	—	—	—	(186)	—	(186)	—	(186)
Distributions to and purchase of noncontrolling interest from affiliate (Note 1)	—	—	—	—	—	—	(198)	(198)
Other	—	—	(4)	—	—	(4)	—	(4)
Other comprehensive loss	—	—	—	—	(62)	(62)	(13)	(75)
Balance at September 30, 2021	163	$15	$694	$3,605	$123	$4,437	$213	$4,650

For the Nine Months Ended September 30, 2020

	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder's Equity
Balance at December 31, 2019	163	$15	$702	$3,415	$118	$4,250	$383	$4,633
Net income	—	—	—	233	—	233	21	254
Dividends	—	—	—	(159)	—	(159)	(6)	(165)
Other comprehensive income (loss)	—	—	—	—	(7)	(7)	3	(4)
Return of capital	—	—	—	—	—	—	(2)	(2)
Balance at September 30, 2020	163	$15	$702	$3,489	$111	$4,317	$399	$4,716

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2021	2020
Net cash flows provided by (used in) operating activities	$63	$153
Investing activities:
Fixed-maturity securities:
Purchases	(636)	(641)
Sales	194	340
Maturities and paydowns	496	360
Short-term investments with original maturities of over three months:
Purchases	—	(226)
Sales	—	38
Maturities and paydowns	19	195
Net sales (purchases) of short-term investments with original maturities of less than three months	75	302
Paydowns of financial guaranty variable interest entities’ assets	36	58
Purchases of equity method investments - funds managed by Assured Investment Management LLC	(146)	(321)
Distributions from equity method investments - funds managed by Assured Investment Management LLC	97	70
Purchases of other equity method investments	(20)	(3)
Return of capital from and sales of other equity method investments	8	21
Net cash flows provided by (used in) investing activities	123	193
Financing activities:
Dividends paid to Assured Guaranty Municipal Holdings Inc.	(186)	(159)
Net paydowns of financial guaranty variable interest entities’ liabilities	(30)	(55)
Other	(2)	(9)
Net cash flows provided by (used in) financing activities	(218)	(223)
Effect of foreign exchange rate changes	(1)	(6)
Increase (decrease) in cash	(33)	117
Cash at beginning of period	63	87
Cash at end of period	$30	$204

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes	$2	$—

Supplemental disclosure of non-cash investing and financing activities:
MAC Transaction (Note 1):
Fixed-maturity securities transferred to affiliate in consideration of the reassumption of remaining cessions to MAC and the distribution of MAC’s earned surplus	$166	$—
Short-term investments transferred as consideration for purchase of noncontrolling interest in MAC Holdings and distribution of MAC’s earned surplus	65	—
Investment in funds managed by Assured Investment Management LLC	(2)	—
Return of capital from funds managed by Assured Investment Management LLC	2	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Note to Condensed Consolidated Financial Statements (Unaudited)

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect, wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment, the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance securities as well as to investors in such obligations. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. In addition, AGM’s direct subsidiaries, Assured Guaranty UK Limited (AGUK, formerly known as Assured Guaranty (Europe) plc) and, more recently, Assured Guaranty (Europe) SA (AGE), provide financial guaranties for the international public finance (including infrastructure) market and the asset-backed and other structured finance market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Western Europe, Canada and Australia.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company, including its consolidated variable interest entities (VIEs), are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of September 30, 2021 and cover the three-month period ended September 30, 2021 (Third Quarter 2021), the three-month period ended September 30, 2020 (Third Quarter 2020), the nine-month period ended September 30, 2021 (Nine Months 2021) and the nine-month period ended September 30, 2020 (Nine Months 2020). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. Certain prior year balances have been reclassified to conform to the current year’s presentation.

The unaudited interim condensed consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries and its consolidated financial guaranty VIEs (FG VIEs). Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

The unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL’s Form 8-K dated March 12, 2021, filed with the U.S. Securities and Exchange Commission (SEC).

As of September 30, 2021, AGM owned the following principal subsidiaries.

•100% of AGUK, which was organized in the U.K.
•99.9999% of AGE, which was organized in France. AGMH owns the remaining 0.0001%.
•65% of AG Asset Strategies LLC (AGAS). Assured Guaranty Corp. (AGC) owns the remaining 35% of AGAS. AGAS is an investment subsidiary that invests in funds (AssuredIM Funds) managed by its affiliate, Assured

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM).

Until April 1, 2021, Municipal Assurance Corp. (MAC) was also a principal insurance subsidiary of AGM. On February 24, 2021, the Company received the last regulatory approval required to execute a multi-step transaction to merge MAC with and into AGM, with AGM as the surviving company. The steps leading up to the merger of MAC with and into AGM, with AGM as the surviving company, were effective April 1, 2021, and included (i) the reassumption by AGM and AGC of their respective remaining cessions to MAC, (ii) distributing MAC’s earned surplus to AGM and AGC in accordance with their respective 60.7% and 39.3% direct ownership interests in Municipal Assurance Holdings Inc. (MAC Holdings), and (iii) AGM’s purchase of AGC’s 39.3% interest in MAC Holdings (MAC Transaction). As a result, the Company wrote off the $16 million carrying value of MAC’s licenses, which was previously included in other assets in the condensed consolidated balance sheets, in the first quarter of 2021, and recognized the effects of the multi-step process to merge MAC with and into AGM in the second quarter of 2021, based on outstanding balances on April 1, 2021.

The table below presents the effects of the MAC Transaction and the write-off of MAC’s licenses.

Effects of the MAC Transaction and Write-Off of MAC’s Licenses

Nine Months 2021
Increase (Decrease)
(in millions)
Fixed-maturity securities	$(166)
Short-term investments	10
Cash	(76)
Unearned premium reserve	(24)
Other assets/liabilities, net	(13)

Net income attributable to AGM	$—
Additional paid-in capital	(4)
Accumulated other comprehensive income	(1)
Total shareholder's equity attributable to AGM	(5)
Noncontrolling interests	(216)
Total shareholder's equity	$(221)

Net par outstanding	$(2,128)

Recent Accounting Standards Adopted

Simplification of the Accounting for Income Taxes
    In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU was effective for interim and annual periods beginning after December 15, 2020. This ASU did not have an impact on the Company’s consolidated financial statements.

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU became effective upon issuance and

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022 (the Reference Rate Transition Period).

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies the scope of relief related to ASU 2020-04. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively for contract modifications made on or before December 31, 2022.

The Company adopted the optional relief afforded by these ASUs in Third Quarter 2021 on a prospective basis, and the guidance will be followed until the optional relief terminates on December 31, 2022. The Company has identified insurance contracts, derivatives and other financial instruments that are directly or indirectly influenced by LIBOR, and will be applying the accounting relief as relevant contract modifications are made during the Reference Rate Transition Period. There was no impact to the Company’s condensed consolidated financial statements upon the initial adoption of these ASUs.

2.    Outstanding Exposure

    The Company sells credit protection primarily in financial guaranty insurance form.

Until 2008, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). In early 2009, regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2008. The Company has, however, acquired portfolios since 2008 that include financial guaranty contracts in credit derivative form.

The Company’s contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. See Note 8, Fair Value Measurement, for more information.

The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, although on occasion it may underwrite new issuances that it views to be below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance or reassuming a portfolio of reinsurance it had previously ceded; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across sector and geography and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance obligations similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

    Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 7, Variable Interest Entities. Unless otherwise specified, the outstanding par and principal and interest (debt service) amounts presented in this note include outstanding exposures on these VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a portfolio of such obligations remains outstanding. AGM’s wholly owned subsidiaries AGUK and AGE provide financial guarantees in the international public finance market and intend to provide such guarantees in the international structured finance market. AGM has acquired portfolios since 2009 that include financial guaranties of structured finance obligations.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

    Debt service and par outstanding exposures presented herein include 100% of the exposures of AGM and its consolidated subsidiaries, including MAC, even though prior to the MAC Transaction on April 1, 2021, AGM had only an indirect 60.7% ownership interest in MAC. See Note 1, Business and Basis of Presentation for further details of the MAC Transaction.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance, rather than lifetime performance.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as being the higher of 'AA' or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company’s insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses the tax-equivalent yield of the investment portfolio to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and it (including its variants) continues to spread throughout the world. Several vaccines have been developed and approved by governments, and distribution of vaccines is proceeding unevenly across the globe. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for over a year now, its ultimate size, depth, course and duration, and the effectiveness, acceptance and distribution of vaccines for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

the nature of the Company’s business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company’s loss projections, see Note 3, Expected Loss to be Paid (Recovered).

From shortly after the pandemic reached the U.S. through early 2021 the Company’s surveillance department conducted supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. Given significant federal funding in 2021 and the performance it observed, the Company’s surveillance department has reduced these supplemental procedures, but is still monitoring those sectors it identified as most at risk for any developments related to COVID-19 that may impact the ability of issuers to make upcoming debt service payments. The Company’s internal ratings and loss projections reflect its supplemental COVID-19 surveillance activity. Through November 23, 2021, the Company has paid less than $1 million on one first-time insurance claim it believes is due at least in part to credit stress arising specifically from COVID-19. The Company currently projects nearly full reimbursement of this claim.

Components of Outstanding Exposure

    The Company measures its financial guaranty exposure in terms of: (i) gross and net par outstanding; and (ii) gross and net debt service.

    The Company typically guarantees the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Foreign denominated net par outstanding is translated at the spot rate at the end of the reporting period.

    The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, and instead includes such amounts in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of September 30, 2021 and December 31, 2020, the Company excluded from net par outstanding $482 million and $524 million, respectively, attributable to loss mitigation securities.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company’s public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company’s expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

    The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of		As of
	September 30, 2021	December 31, 2020 (1)	September 30, 2021	December 31, 2020 (1)
	(in millions)
Public finance	$319,574	$321,344	$240,382	$240,785
Structured finance	3,679	3,887	3,335	3,659
Total financial guaranty	$323,253	$325,231	$243,717	$244,444
_____________________
(1)    Includes gross and net debt service of $21.2 billion as of December 31, 2020 related to MAC.

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2021

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$229	0.2%	$807	2.3%	$425	17.0%	$131	50.8%	$1,592	1.0%
AA	9,682	8.3	3,647	10.3	968	38.7	—	—	14,297	9.2
A	63,112	54.2	9,133	25.7	63	2.5	—	—	72,308	46.8
BBB	40,617	34.9	21,570	60.7	169	6.8	127	49.2	62,483	40.4
BIG	2,746	2.4	350	1.0	875	35.0	—	—	3,971	2.6
Total net par outstanding	$116,386	100.0%	$35,507	100.0%	$2,500	100.0%	$258	100.0%	$154,651	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$248	0.2%	$971	2.6%	$487	17.7%	$99	39.9%	$1,805	1.2%
AA	10,226	9.0	4,025	10.7	1,014	36.9	23	9.3	15,288	9.9
A	60,859	53.7	9,808	26.2	85	3.1	—	—	70,752	46.0
BBB	39,287	34.7	21,974	58.7	213	7.7	126	50.8	61,600	40.0
BIG	2,754	2.4	674	1.8	953	34.6	—	—	4,381	2.9
Total net par outstanding (1)	$113,374	100.0%	$37,452	100.0%	$2,752	100.0%	$248	100.0%	$153,826	100.0%
_____________________
(1)    Includes $14.5 billion of net par outstanding as of December 31, 2020 related to MAC.

    In addition to amounts shown in the tables above, the Company had outstanding commitments to provide guaranties of $1,396 million of public finance gross par as of September 30, 2021. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Components of BIG Net Par Outstanding
As of September 30, 2021

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,072	$42	$1,632	$2,746	$116,386
Non-U.S. public finance	313	—	37	350	35,507
Public finance	1,385	42	1,669	3,096	151,893
Structured finance:
U.S. RMBS	98	—	757	855	1,621
Other structured finance	—	—	20	20	1,137
Structured finance	98	—	777	875	2,758
Total	$1,483	$42	$2,446	$3,971	$154,651

Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,028	$42	$1,684	$2,754	$113,374
Non-U.S. public finance	634	—	40	674	37,452
Public finance	1,662	42	1,724	3,428	150,826
Structured finance:
U.S. RMBS	107	—	824	931	1,834
Other structured finance	—	—	22	22	1,166
Structured finance	107	—	846	953	3,000
Total	$1,769	$42	$2,570	$4,381	$153,826

Exposure to Puerto Rico

    The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.8 billion net par outstanding as of September 30, 2021. Of that amount, $1.7 billion was rated BIG, while the remainder was rated AA because it relates to second-to-pay policies on obligations insured by AGC, an affiliate of the Company. Beginning on January 1, 2016, a number of Puerto Rico exposures defaulted on bond payments, and the Company has now paid claims on all of its BIG Puerto Rico exposures except the Municipal Finance Agency (MFA).

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member Financial Oversight and Management Board (FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under Chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

On February 22, 2021, AGM and AGC entered into a revised Puerto Rico General Obligation (GO) and Public Buildings Authority (PBA) plan support agreement (PSA) (GO/PBA PSA) with certain other stakeholders, the Commonwealth, and the FOMB. On May 5, 2021, AGM and AGC entered into a PSA (HTA/CCDA PSA) with certain other stakeholders, the Commonwealth, and the FOMB with respect to the Puerto Rico Highways and Transportation Authority (PRHTA) and the Puerto Rico Convention Center District Authority (PRCCDA). Previously, on May 3, 2019, AGM and AGC entered into a restructuring support agreement (PREPA RSA; together with the GO/PBA PSA and HTA/CCDA PSA the Support

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Agreements) with the Puerto Rico Electric Power Authority (PREPA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth and the FOMB, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds.

With the Company agreeing to the HTA/CCDA PSA and GO/PBA PSA, $1.7 billion, or 93% of the Company’s insured net par outstanding of Puerto Rico exposures is covered by a Support Agreement. Each Support Agreement includes a number of conditions and the related debtor’s plan of adjustment must be approved by the Title III court, so there can be no assurance that the consensual resolutions embodied in the Support Agreements will be achieved in their current form, or at all. Even if the consensual resolutions embodied in the Support Agreements are approved and documented as contemplated, they may be subject to further legal challenge or the parties to the legal documents may not live up to their obligations. Both economic and political developments, including those related to the COVID-19 pandemic, may impact implementation of the consensual resolutions contemplated by the Support Agreements and the amount the Company realizes under the Support Agreements and related debtors’ plans of adjustment, as well as the performance of the Puerto Rico exposures not subject to a Support Agreement. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company’s results of operations and shareholder’s equity.

Support Agreements

GO/PBA PSA. As of September 30, 2021, the Company had $576 million of insured net par outstanding covered by the GO/PBA PSA: $574 million insured net par outstanding of GOs and $2 million insured net par outstanding of PBA bonds. The GO bonds are supported by the good faith, credit and taxing power of the Commonwealth, while the PBA bonds are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. The Commonwealth and the PBA defaulted on their debt service payments due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The FOMB has filed a petition under Title III of PROMESA with respect to both the Commonwealth and the PBA.

    On February 22, 2021, the FOMB entered into the GO/PBA PSA with certain GO and PBA bondholders and insurers (including AGM) representing approximately $11.7 billion, or approximately 62% of the aggregate amount of GO and PBA bond claims. In general, the GO/PBA PSA provides for lower Commonwealth debt service payments per annum and provides for the distribution to creditors of new recovery bonds issued by the Commonwealth (Recovery Bonds), cash, and additional consideration in the form of a contingent value instrument (CVI). This CVI is intended to provide creditors with additional returns tied to the outperformance of the Puerto Rico 5.5% Sales and Use Tax receipts against May 2020 certified fiscal plan projections, subject to annual and lifetime caps. The GO/PBA PSA provides for different recoveries based on the bonds’ issuance date, with GO and PBA bonds issued before 2011 (Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the GO PSA, Series 2011A GO bonds would be treated as Vintage bonds).

On November 21, 2021, the FOMB filed with the Title III court a Modified Eighth Amended Title III Joint Plan of Adjustment of the Commonwealth (Amended POA) that seeks to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations consistent with the terms of the settlements embodied in the GO/PBA PSA and the HTA/CCDA PSA. On July 29, 2021, the Title III court approved the form of disclosure statement for the Amended POA. Voting on the Amended POA has closed and a confirmation hearing on the Amended POA concluded on November 23, 2021.

In August 2021, the Company exercised certain elections under the Amended POA that, assuming the Amended POA is confirmed by the Title III court, would impact the timing of payments under its insurance policies. In accordance with the terms of the Amended POA, the payment of the principal of all GO bonds and PBA bonds insured by the Company would be accelerated against the Commonwealth and become due and payable as of the effective date of the Amended POA. In accordance with the terms of its insurance policies, the Company has elected to pay 100% of the then outstanding principal amount of insured bonds plus accrued interest thereon to the date of payment (Acceleration Price) on the effective date of the Amended POA to holders of insured securities with a net par outstanding of $562 million as of September 30, 2021. With respect to the approximately $12 million net par outstanding of remaining insured securities covered by the Amended POA, insured bondholders were permitted to elect either (1) to receive the Acceleration Price on the effective date of the Amended POA, or (2) to receive custody receipts that represent an interest in the legacy insurance policy and cash, Recovery Bonds and CVIs (in aggregate, Plan Consideration) that constitute distributions under the Amended POA. Subject to the terms of the final documentation that govern the terms of the custody receipts, distributions of Plan Consideration would be immediately passed through to insured bondholders under the custody receipts to the extent of any cash or proceeds of new securities held in the

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

custodial trust and would be applied to make payments and/or prepayments of amounts due under the legacy insured bonds. To the extent that distributions of Plan Consideration were insufficient to pay principal and interest coming due on the legacy insured bonds after giving effect to the distributions described in the immediately preceding sentence, the Company’s insurance policy would continue to guarantee such payments in accordance with the terms of such insurance policy on the originally scheduled legacy bond interest and principal payment dates. Copies of the documents governing the terms of the custody receipts are expected to be available for review by insured bondholders in connection with the distribution of a supplement to the Amended POA. Further, in the case of insured bondholders who elected to receive custody receipts, the Company would retain the right to satisfy its obligations under the insurance policy with respect to the related legacy insured bonds at any time thereafter, with 30 days’ notice, by paying the applicable Acceleration Price. Retention by the Company of the right to satisfy its obligations under its insurance policy with respect to the relevant insured bonds by paying the Acceleration Price is authorized by the Amended POA and the Company’s rights under its related insurance policies and is expected to be reflected in the applicable custodial trust or escrow documentation.

HTA/CCDA PSA. As of September 30, 2021, the Company had $614 million of insured net par outstanding that is now covered by the HTA/CCDA PSA: $233 million insured net par outstanding of PRHTA (transportation revenue) bonds and $381 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The PRCCDA bonds are secured by certain hotel tax revenues. The PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The FOMB has filed a petition under Title III of PROMESA with respect to PRHTA.

The HTA/CCDA PSA provides for payments to AGM consisting of (i) cash; (ii) in the case of PRHTA, new bonds expected to be backed by toll revenue (Toll Bonds); and (iii) a CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRHTA will receive, in the aggregate, $389 million of cash; $1,245 million in Toll Bonds; and the CVI.

    On May 27, 2021 the FOMB certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan will need to be further revised to be consistent with the HTA/CCDA PSA.

    PREPA RSA. As of September 30, 2021, the Company had $469 million insured net par outstanding of PREPA obligations subject to the PREPA RSA. The PREPA obligations are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the FOMB commenced proceedings for PREPA under Title III of PROMESA.

    The PREPA RSA contemplates the exchange of PREPA’s existing revenue bonds for new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore its economic results could differ from those reflected in the PREPA RSA.

On May 27, 2021, the FOMB certified a revised fiscal plan for PREPA. The revised certified PREPA fiscal plan will need to be further revised to be consistent with the PREPA RSA.

Other Puerto Rico Exposures

    MFA. As of September 30, 2021, the Company had $126 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. As of the date of this filing, all debt service payments on MFA bonds insured by the Company have been made in full.

Puerto Rico Litigation

    The Company has disagreed with a number of the actions taken by the Commonwealth, the FOMB and others with respect to obligations the Company insures, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the FOMB and others have taken legal action naming the Company as party.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court’s determination on the Commonwealth’s plan of adjustment.

    The Company expects that the issues that remain relevant that were raised in several of the stayed proceedings commenced by the Company or the FOMB, either prior to or following the filing of petitions under Title III of PROMESA, will be addressed either in other subsequently filed adversary proceedings described below or in the proceedings to confirm the plans of adjustment for the Commonwealth, PRHTA or other instrumentalities of the Commonwealth. Issues that the Company believes remain relevant from these earlier proceedings include (i) whether the clawback of certain excise taxes and revenues pledged to secure payment of bonds issued by PRHTA, PRCCDA and Puerto Rico Infrastructure Financing Authority (PRIFA) should be invalidated, (ii) whether administrative rent claims of the PBA against the Commonwealth should be disallowed, (iii) whether certain later vintage Commonwealth general obligation bonds should be invalidated as having been issued in violation of the Puerto Rico constitutional debt limit, (iv) whether Commonwealth general obligation bonds are secured by consensual or statutory liens, and (v) the validity, enforceability and extent of security interests in PRHTA revenues securing PRHTA bonds. One of the stayed proceedings concerns a PREPA RSA entered in 2015 that is no longer relevant in light of the PREPA RSA entered into by the FOMB, the Company and other parties in 2019. For so long as the Company is a party to the Support Agreements, its participation as an adverse party to the FOMB in any PROMESA litigation is to be stayed, with the Company supporting the positions of the FOMB in seeking confirmation of the Commonwealth, PRCCDA and PRHTA plans of adjustment and the approval of the PREPA RSA so long as those plans of adjustment and the PREPA RSA conform to the respective requirements of the Support Agreements.

The Company is involved in three proceedings which have been adjourned indefinitely to permit the FOMB to assess the financial impact of the pandemic on PREPA and its request for approval of the PREPA RSA settlement. The court has required, and the FOMB has provided, periodic reports. Issues the Company believes remain relevant from these proceedings include (i) the approval of the PREPA RSA, (ii) whether certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims can obtain declarations that the advances made by such parties are “current expenses” as defined in the trust agreement pursuant to which the PREPA bonds were issued (Current Expenses) and there is no valid lien securing the PREPA bonds unless and until such parties are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to such parties’ claims and declaring the PREPA RSA null and void, and (iii) whether the retirement system for PREPA employees (SREAEE) can obtain declarations that amounts owed to SREAEE are Current Expenses, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. The Company believes these proceedings will resume at some point in the future and the relevant issues resolved in proceedings before the Title III court.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the FOMB lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth’s and the FOMB’s motion to stay this adversary proceeding pending a decision by the United States Court of Appeals for the First Circuit (First Circuit) in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order. Judge Swain had postponed certain deadlines and hearings, including those related to the plan of adjustment, indefinitely as a result of the COVID-19 pandemic. Pursuant to the court’s order, the FOMB filed an updated status report on September 9, 2020, as well as a subsequent update on October 25, 2020, regarding the effects of the pandemic on the Commonwealth. Subsequently, the court ordered the FOMB to file a further

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

updated report by December 8, 2020 and, no later than February 10, 2021, an amended Commonwealth disclosure statement and plan of adjustment or, at a minimum, a term sheet outlining such amendments necessitated by the COVID-19 pandemic. On February 10, 2021, the FOMB filed a motion to extend the deadline to March 8, 2021 given a recent preliminary agreement with creditors. On March 8, 2021, the FOMB filed a disclosure statement and a second amended Commonwealth plan of adjustment intended to implement a PSA dated as of February 22, 2021, to which AGM and AGC had given their support conditioned on the PSA becoming part of a consensually negotiated and comprehensive solution that would include PRHTA and PRCCDA. On May 5, 2021, the FOMB announced the execution of the PSA that includes PRHTA and PRCCDA. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit AGM and AGC, and the other moving parties to enforce in another forum the application of the revenues securing the PRHTA bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to liens or other property interests in PRHTA Revenues that have not been deposited in the related bond resolution funds. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the Federal District Court for Puerto Rico had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the Federal District Court for Puerto Rico, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

    On January 16, 2020, the FOMB, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that AGM and AGC and the other moving parties can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for such parties’ lien on the PRIFA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to PRIFA Revenues that have not been deposited in the related sinking fund. On September 23, 2020 AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the Federal District Court for Puerto Rico had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the Federal District Court for Puerto Rico, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC. On July 27, 2021, certain other monoline insurers entered into the PRIFA PSA, and on July 28, 2021, AGC executed a joinder to the PRIFA PSA.

On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

secured status or ownership interests with respect to PRIFA Revenues. Motions for partial summary judgment were filed on April 28, 2020 and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC. On July 27, 2021, certain other monoline insurers entered into the PRIFA PSA, and on July 28, 2021, AGC executed a joinder to the PRIFA PSA.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that AGM, AGC and the other moving parties can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for such parties’ lien on the PRCCDA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain held that a proposed enforcement action by AGM, AGC and other moving parties in another court would be subject to the automatic stay, that such parties have a colorable claim to a security interest in funds deposited in the “Transfer Account” and have shown a reasonable likelihood that a certain account held by Scotiabank is the Transfer Account, but denied the motion to the extent it sought stay relief or adequate protection with respect to PRCCDA Revenues that have not been deposited in the Transfer Account. Pursuant to a memorandum issued on September 9, 2020, Judge Swain held that the final hearing with respect to the Transfer Account shall be deemed to have occurred when the court issues its final decisions in the PRCCDA Adversary Proceeding concerning the identity of the Transfer Account and the parties’ respective rights in the alleged Transfer Account monies. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRCCDA bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRCCDA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion. In light of the PSAs, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC.

On June 26, 2021, the GDB Debt Recovery Authority, through its servicer and collateral monitor and as a holder of PRHTA subordinated debt, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and others challenging the resolution of the PRHTA priority issues set forth in the HTA/CCDA PSA. On August 26, 2021, AGM and AGC filed a motion to dismiss the complaint filed by the GDB Debt Recovery Authority, as well as answers, defenses and counterclaims to that complaint. On October 29, 2021, the court granted AGM and AGC’s motion to dismiss the complaint.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG, except PBA and PRHTA (Transportation revenue) second-to-pay policies on affiliate exposures which are rated AA based on the obligation of the Company’s affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of		As of
	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
(in millions)
Exposure to Puerto Rico	$2,496	$2,611	$3,527	$3,772

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Puerto Rico
Net Par Outstanding

	As of
	September 30, 2021	December 31, 2020
	(in millions)
Puerto Rico Exposures Subject to a Support Agreement
Commonwealth of Puerto Rico - GO (1)	$574	$574
PBA (Second-to-pay policies on affiliate exposure) (1)	2	2
Subtotal - GO/PBA PSA	576	576
PRHTA (Transportation revenue)	154	165
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	79	79
PRHTA (Transportation revenue) total (1)	233	244
PRHTA (Highway revenue) (1)	381	399
Subtotal - HTA/CCDA PSA	614	643
PREPA (1)	469	489
Subtotal Subject to a Support Agreement	1,659	1,708

Other Puerto Rico Exposures
MFA	126	151
Subtotal Other Puerto Rico Exposures	126	151

Total net exposure to Puerto Rico	$1,785	$1,859
__________________
(1)    As of the date of this filing, the FOMB has certified a filing under Title III of PROMESA for these exposures.

    The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances it may elect to do so. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of September 30, 2021

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2021 (October 1 - December 31)	$—	$2
2022 (January 1 - March 31)	—	41
2022 (April 1 - June 30)	—	2
2022 (July 1 - September 30)	108	148
2022 (October 1 - December 31)	—	2
Subtotal 2022	108	193
2023	128	208
2024	150	224
2025	140	205
2026-2030	495	744
2031-2035	541	666
2036-2037	142	155
Total	$1,704	$2,397

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Exposure to the U.S. Virgin Islands

    As of September 30, 2021, the Company had $317 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $316 million BIG (up from $141 million BIG as of December 31, 2020). The BIG USVI net par outstanding consisted of (i) bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum, (ii) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (iii) bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

    In 2017, Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. More recently, the COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date, but is experiencing fiscal pressure.

3.    Expected Loss to be Paid (Recovered)

    Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

    Expected cash outflows and inflows are probability weighted cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

The expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that had expected losses, and in cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral, insured obligation or a new security to the Company, expected loss to be paid (recovered) is reduced and the asset received is prospectively accounted for under the applicable guidance for that instrument.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Loss Estimation Process

    The Company’s loss reserve committees estimate expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

    The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update assumptions and probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company’s ultimate claims paid.

    In some instances, the terms of the Company’s policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

    The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models (insurance, derivative and VIE). The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 2.13% with a weighted average of 0.94% as of September 30, 2021 and 0.00% to 1.72% with a weighted average of 0.69% as of December 31, 2020. Expected losses to be paid (recovered) consisted of $98 million of recoveries for U.S. dollar denominated transactions and $15 million of loss for non-U.S. dollar denominated transactions as of September 30, 2021. Expected losses to be paid were $66 million and $28 million for U.S. dollar denominated transactions and non-U.S. dollar denominated transactions, respectively, as of December 31, 2020. The Company used risk-free rates for non-U.S. dollar denominated obligations that ranged from 0.00% to 1.39% with a weighted average of 0.31% as of September 30, 2021 and 0.00% to 0.75% with a weighted average of 0.00% as of December 31, 2020.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Net expected loss to be paid (recovered), beginning of period	$45	$206	$94	$215
Economic loss development (benefit) due to:
Accretion of discount	—	1	1	2
Changes in discount rates	1	—	(3)	(13)
Changes in timing and assumptions	(58)	30	(87)	22
Total economic loss development (benefit)	(57)	31	(89)	11
Net (paid) recovered losses	(71)	(122)	(88)	(111)
Net expected loss to be paid (recovered), end of period	$(83)	$115	$(83)	$115

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Third Quarter 2021
Sector	Net Expected Loss to be Paid (Recovered) as of June 30, 2021	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2021
	(in millions)
Public finance:
U.S. public finance	$(73)	$(14)	$(91)	$(178)
Non-U.S. public finance	18	(2)	—	16
Public finance	(55)	(16)	(91)	(162)
Structured finance:
U.S. RMBS	94	(42)	21	73
Other structured finance	6	1	(1)	6
Structured finance	100	(41)	20	79
Total	$45	$(57)	$(71)	$(83)

	Third Quarter 2020
Sector	Net Expected Loss to be Paid (Recovered) as of June 30, 2020	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2020
	(in millions)
Public finance:
U.S. public finance	$136	$25	$(134)	$27
Non-U.S. public finance	23	3	—	26
Public finance	159	28	(134)	53
Structured finance:
U.S. RMBS	39	3	12	54
Other structured finance	8	—	—	8
Structured finance	47	3	12	62
Total	$206	$31	$(122)	$115

	Nine Months 2021
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2021
	(in millions)
Public finance:
U.S. public finance	$(8)	$(32)	$(138)	$(178)
Non-U.S. public finance	29	(12)	(1)	16
Public finance	21	(44)	(139)	(162)
Structured finance:
U.S. RMBS	66	(45)	52	73
Other structured finance	7	—	(1)	6
Structured finance	73	(45)	51	79
Total	$94	$(89)	$(88)	$(83)

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector (Continued)

	Nine Months 2020
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2020
	(in millions)
Public finance:
U.S. public finance	$143	$37	$(153)	$27
Non-U.S. public finance	19	7	—	26
Public finance	162	44	(153)	53
Structured finance:
U.S. RMBS	45	(34)	43	54
Other structured finance	8	1	(1)	8
Structured finance	53	(33)	42	62
Total	$215	$11	$(111)	$115
__________________
(1)     Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets on the condensed consolidated balance sheets.

    The tables above include (i) LAE paid of $2 million for both Third Quarter 2021 and 2020, and $6 million and $5 million for Nine Months 2021 and Nine Months 2020, respectively, and (ii) expected LAE to be paid of $5 million as of September 30, 2021 and $8 million as of December 31, 2020.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of		Third Quarter		Nine Months
Accounting Model	September 30, 2021	December 31, 2020	2021	2020	2021	2020
	(in millions)		(in millions)
Insurance (see Notes 4 and 5)	$(133)	$34	$(52)	$33	$(79)	$5
FG VIEs (see Note 7)	50	60	(5)	(2)	(10)	6
Total	$(83)	$94	$(57)	$31	$(89)	$11

Selected U.S. Public Finance Transactions

    The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.8 billion net par outstanding as of September 30, 2021, $1.7 billion of which was BIG. For additional information regarding the Company’s Puerto Rico exposure, see “Exposure to Puerto Rico” in Note 2, Outstanding Exposure.

    On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under Chapter 9 of the Bankruptcy Code became effective. As of September 30, 2021, the Company’s net par outstanding subject to the plan consisted of $55 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth, which will likely be impacted by COVID-19.

    The Company projects its total net expected recovery across its troubled U.S. public finance exposures as of September 30, 2021, including those mentioned above, to be $178 million, compared with $8 million as of December 31, 2020.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

The Company’s net expected loss to be paid (recovered) incorporates management’s probability weighted estimates of all possible scenarios.
    The economic benefit for U.S. public finance transactions was $14 million during Third Quarter 2021 and $32 million during Nine Months 2021, and was primarily attributable to Puerto Rico exposures. The changes attributable to the Company’s Puerto Rico exposures reflect adjustments the Company made to the assumptions it uses in its scenarios based on the public information as discussed under “Exposure to Puerto Rico” in Note 2, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

Selected Non-U.S. Public Finance Transactions

    Expected loss to be paid for non-U.S. public finance transactions was $16 million as of September 30, 2021, compared with $29 million as of December 31, 2020, primarily consisting of: (i) an obligation backed by the availability and toll revenues of a major arterial road, which has been underperforming due to higher costs compared with expectations at underwriting, and (ii) an obligation for which the Company has been paying claims because of the impact of negative Euro Interbank Offered Rate (Euribor) on the transaction. The economic benefit for non-U.S. public finance transactions, including those mentioned above, was $2 million during Third Quarter 2021. The economic benefit was $12 million during Nine Months 2021, and was due to the impact of higher Euribor and the restructuring of certain exposures.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
First lien U.S. RMBS	$(6)	$6	$9	$(28)
Second lien U.S. RMBS	(36)	(3)	(54)	(6)

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

    The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews recent data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing and re-performing categories.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

First Lien Liquidation Rates

	As of
	September 30, 2021	June 30, 2021	December 31, 2020
Current but recently delinquent (1)
Alt-A and Prime	20%	20%	20%
Option ARM	20	20	20
Subprime	20	20	20
30 - 59 Days Delinquent
Alt-A and Prime	35	35	35
Option ARM	35	35	35
Subprime	30	30	30
60 - 89 Days Delinquent
Alt-A and Prime	40	40	40
Option ARM	45	45	45
Subprime	40	40	40
90 + Days Delinquent
Alt-A and Prime	55	55	55
Option ARM	60	60	60
Subprime	45	45	45
Bankruptcy
Alt-A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	60	60	60
Option ARM	65	65	65
Subprime	55	55	55
Real Estate Owned
All	100	100	100
____________________
(1)    Prior to Third Quarter 2021, the Company included current loans that had missed one payment (30 + days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, in Third Quarter 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months.

    Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID-19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during the second half of 2020. Until Third Quarter 2021, the Company’s expected loss estimate assumed that some delinquencies were due to COVID-19 related forbearances, and had applied a liquidation rate of 20% to such loans, which was the same liquidation rate assumption used when estimating expected losses for current loans that were recently modified or delinquent. Since then, a substantial portion of the loans have resolved favorably, and the Company now expects that the loans that continue to be delinquent will default at a higher rate than the original overall assumption of 20%. Therefore, the Company discontinued the segregation of COVID-19 related forbearances and the application of a special 20% liquidation rate to such COVID-19 forbearances. Beginning in Third Quarter 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, did not significantly increase expected losses on this cohort.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

    While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans that were recently modified or delinquent), it projects defaults on presently current loans by applying a conditional default rate (CDR) curve. The start of that CDR curve is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that was calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 1.75 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were recently modified or delinquent or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36-month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. The Company assumes in the base case that recent (still historically elevated) loss severities will improve after loans with accumulated delinquencies and foreclosure cost are liquidated. The Company is assuming in the base case that the recent levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien U.S. RMBS

	As of September 30, 2021		As of June 30, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A and Prime
Plateau CDR	3.4% - 10.8%	6.7%	3.3%-9.6%	5.8%	3.5%-9.7%	5.8%
Final CDR	0.2% - 0.5%	0.3%	0.2%-0.5%	0.3%	0.2%-0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		70%		70%
2007+	60%		70%		70%
Option ARM
Plateau CDR	3.2% - 6.8%	5.2%	2.8%-6.5%	4.8%	2.8%-6.4%	5.1%
Final CDR	0.2% - 0.3%	0.3%	0.1%-0.3%	0.2%	0.1%-0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		60%		60%
2007+	60%		60%		60%
Subprime
Plateau CDR	4.3% - 8.6%	6.5%	4.0%-7.5%	5.7%	4.4%-7.5%	5.6%
Final CDR	0.2% - 0.4%	0.3%	0.2%-0.4%	0.3%	0.2%-0.4%	0.3%

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

	As of September 30, 2021		As of June 30, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		70%		70%
2007+	60%		70%		70%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2020.

In Third Quarter 2021, the Company implemented a new recovery assumption into its reserving model to reflect observed trends in recoveries of deferred principal balances of modified first lien loans that had been previously written off. The Company now assumes that 20% of the deferred loan balances will eventually be recovered upon sale of the collateral or refinancing of the loans. The addition of this new assumption resulted in an economic benefit of $11 million.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of September 30, 2021 and December 31, 2020.

Total expected loss to be paid on all first lien U.S. RMBS was $71 million and $43 million as of September 30, 2021 and December 31, 2020, respectively. The $6 million economic benefit in Third Quarter 2021 for first lien U.S. RMBS transactions was primarily attributable to the implementation of a recovery assumption for deferred principal balances that had previously been written off. Lower severity rate assumptions, updates in the delinquency profile of certain transactions, and the removal of the liquidation rate previously applied to COVID-19 forbearances, netted together, partially offset the benefit from the change in the recovery assumption on deferred principal balances. The $9 million economic loss development in Nine Months 2021 for first lien U.S. RMBS was primarily attributable to lower excess spread and deterioration in certain transactions, which was partially offset by the implementation of a recovery assumption for deferred principal balances that had previously been written off and changes in discount rates. Other changes in assumptions including lower severity assumptions for certain asset classes were offset by the removal of the liquidation rate previously applied to the COVID-19 forbearances.

Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR. An increase in projected LIBOR decreases excess spread, while lower LIBOR results in higher excess spread. LIBOR is anticipated to be discontinued after June 30, 2023, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2021 as it used as of December 31, 2020, increasing and decreasing the periods of stress from those used in the base case. In the Company’s most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $21 million for all first lien U.S. RMBS transactions. In the Company’s least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $16 million for all first lien U.S. RMBS transactions.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Second Lien U.S. RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. As in the case of first lien transactions, starting in Third Quarter 2021, the Company includes remaining COVID-19 forbearance loans in the relevant delinquency categories consistent with all other loans. Assuming all other variables are held constant, applying the higher liquidation rates to the previously forborne loans that remain delinquent, rather than the previous assumption of 20% that was applied to all COVID-19 forborne loans, increased expected losses by approximately $9 million for second lien transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2020.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company’s insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

    The HELOC loans underlying the Company’s insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period. The Company does not apply a CDR increase when such loans are projected to reach their principal amortization period due to the likelihood that those loans will either prepay or once again have their interest-only periods extended. In addition, based on recent trends, in Third Quarter 2021, the Company reduced the CDR floor from 2.5% to 1.0%, as the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of September 30, 2021 and December 31, 2020, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company’s second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. In Third Quarter 2021, the Company increased its recovery assumption for charged-off loans from 20% to 30%, as shown in the table below, based on recent observed trends, which, together with higher actual recoveries, resulted in a $35 million increase in expected recoveries. Such recoveries are assumed to be received evenly over the next five years. If the recovery rate was increased to 40%, expected loss to be paid would decrease from current projections by approximately $31 million. If the recovery rate was decreased to 20% expected loss to be paid would increase from current projections by approximately $31 million.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2020. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid on all second lien U.S. RMBS was $2 million as of September 30, 2021 and $23 million as of December 31, 2020. The $36 million economic benefit in Third Quarter 2021 was primarily attributable to higher recoveries for secured charged-off loans. Other changes in assumptions and observed trends, including the reduction in the HELOC CDR floor, and improved performance in certain transactions, were substantially offset by the removal of the liquidation rate previously applied to the COVID-19 forbearances. The economic development in Nine Months 2021 was a benefit of $54 million and was primarily driven by higher recoveries on previously charged-off loans and improved performance in certain transactions.

The following table shows the key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of September 30, 2021		As of June 30, 2021		As of December 31, 2020
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	12.0% - 32.3%	16.9%	7.5%-18.6%	13.4%	7.2%-17.4%	13.0%
Final CDR trended down to	1.0%		2.5%-3.2%	2.5%	2.5%-3.2%	2.5%
Liquidation rates:
Current but recently delinquent (1)	20%		20%		20%
30 - 59 Days Delinquent	30		30		30
60 - 89 Days Delinquent	40		40		40
90+ Days Delinquent	60		60		60
Bankruptcy	55		55		55
Foreclosure	55		55		55
Real Estate Owned	100		100		100
Loss severity (2)	98%		98%		98%
Projected future recoveries on previously charged-off loans	30%		20%		20%
___________________
(1)    Prior to Third Quarter 2021, the Company included current loans that had missed one payment (30 + days delinquent) within the last 12 months in this category. The Company observed that during the COVID-19 pandemic: (i) loans that became 60+ days delinquent may have elevated future default risk for longer than a year; and (ii) there may be an increased number of loans that missed only a single payment that should not be considered at elevated risk of default. Based on this view, in Third Quarter 2021, the Company includes only current loans that had been 60+ days delinquent within the last 24 months in this category, rather than current loans that had been 30+ days delinquent in the past 12 months
(2)    Loss severities on future defaults.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company’s most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $5 million for HELOC transactions. On the other hand, in the Company’s least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $6 million for HELOC transactions.

Recovery Litigation

    In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company’s exposure to Puerto Rico and related recovery litigation being pursued by the Company.

4.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 8, Fair Value Measurement for information related to CDS and Note 7, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Net Earned Premiums

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Scheduled net earned premiums	$47	$51	$139	$147
Accelerations from refundings and terminations	5	13	24	43
Accretion of discount on net premiums receivable	10	3	17	9
Net earned premiums (1)	$62	$67	$180	$199
____________________
(1)    Excludes $1 million for both Third Quarter 2021 and 2020, and $3 million for both Nine Months 2021 and 2020, related to consolidated FG VIEs.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Gross Premium Receivable
Roll Forward

	Nine Months
	2021	2020
	(in millions)
Beginning of year	$1,094	$1,019
Gross written premiums on new business	209	308
Gross premiums received	(201)	(271)
Adjustments:
Changes in the expected term	(26)	(5)
Accretion of discount	21	10
Foreign exchange gain (loss) on remeasurement	(21)	(13)
Expected recovery of premiums previously written off	4	—
September 30, (1)	$1,080	$1,048
____________________
(1)    Excludes $2 million and $3 million as of September 30, 2021 and September 30, 2020, respectively, related to consolidated FG VIEs.

Approximately 91% and 93% of gross premiums receivable at September 30, 2021 and December 31, 2020, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of September 30, 2021
(in millions)
2021 (October 1 - December 31)	$39
2022	105
2023	82
2024	74
2025	63
2026-2030	273
2031-2035	198
2036-2040	135
After 2040	326
Total (1)	$1,295
____________________
(1)    Excludes expected cash collections on consolidated FG VIEs of $3 million.

    The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, restructurings, changes in expected lives and new business.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of September 30, 2021
(in millions)
2021 (October 1 - December 31)	$46
2022	176
2023	165
2024	154
2025	142
2026-2030	578
2031-2035	410
2036-2040	264
After 2040	390
Net deferred premium revenue (1)	2,325
Future accretion	173
Total future net earned premiums	$2,498
____________________
(1)    Excludes net earned premiums on consolidated FG VIEs of $37 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of
	September 30, 2021	December 31, 2020
	(dollars in millions)
Premiums receivable	$1,080	$1,094
Deferred premium revenue	1,227	1,239
Weighted-average risk-free rate used to discount premiums	1.5%	1.5%
Weighted-average period of premiums receivable (in years)	13.6	13.6

Losses

    Loss reserves are discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.13% with a weighted average of 0.94% as of September 30, 2021 and 0.00% to 1.72% with a weighted average of 0.69% as of December 31, 2020.

The following tables provide information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Net Reserve (Salvage) by Sector

	As of
Sector	September 30, 2021	December 31, 2020
	(in millions)
Public finance:
U.S. public finance	$(196)	$(33)
Non-U.S. public finance	1	9
Public finance	(195)	(24)
Structured finance:
U.S. RMBS (1)	(19)	(41)
Other structured finance	5	7
Structured finance	(14)	(34)
Total	$(209)	$(58)
____________________
(1)    Excludes net reserves of $28 million and $35 million as of September 30, 2021 and December 31, 2020, respectively, related to consolidated FG VIEs.

Components of Net Reserve (Salvage)

	As of
	September 30, 2021	December 31, 2020
	(in millions)
Loss and LAE reserve	$441	$545
Reinsurance recoverable on unpaid losses	(120)	(154)
Loss and LAE reserve, net	321	391
Salvage and subrogation recoverable	(738)	(637)
Salvage and subrogation reinsurance payable (1)	208	188
Salvage and subrogation recoverable, net	(530)	(449)
Net reserve (salvage)	$(209)	$(58)
____________________
(1)    Recorded as a component of reinsurance balances payable, net in the condensed consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid, which represents the claim payments made and recoveries received that have not yet been recognized in the statements of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered) and Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2021
(in millions)
Net expected loss to be paid (recovered) - financial guaranty insurance	$(133)
Contra-paid, net	14
Salvage and subrogation recoverable, net	530
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(321)
Net expected loss to be expensed (present value) (1)	$90
____________________
(1)    Excludes $25 million as of September 30, 2021, related to consolidated FG VIEs.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2021
(in millions)
2021 (October 1 - December 31)	$2
2022	8
2023	9
2024	10
2025	11
2026-2030	29
2031-2035	14
2036-2040	4
After 2040	3
Net expected loss to be expensed	90
Future accretion	9
Total expected future loss and LAE	$99

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the Condensed Consolidated Statements of Operations

	Loss (Benefit)
	Third Quarter		Nine Months
Sector	2021	2020	2021	2020
	(in millions)
Public finance:
U.S. public finance	$(13)	$27	$(26)	$38
Non-U.S. public finance	—	2	(7)	2
Public finance	(13)	29	(33)	40
Structured finance:
U.S. RMBS (1)	(33)	6	(30)	(32)
Other structured finance	—	1	(1)	1
Structured finance	(33)	7	(31)	(31)
Loss and LAE	$(46)	$36	$(64)	$9
____________________
(1)    Excludes a benefit of $5 million and a de minimis benefit for Third Quarter 2021 and 2020, respectively, and a benefit of $8 million and a loss of $8 million for Nine Months 2021 and 2020, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of September 30, 2021

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	69	(63)	2	(1)	43	(41)	114	—	114
Remaining weighted-average period (in years)	7.7	8.1	7.4	1.6	8.1	8.4	7.8	—	7.8
Outstanding exposure:
Par	$2,018	$(535)	$42	$—	$3,253	$(807)	$3,971	$—	$3,971
Interest	831	(230)	22	—	1,206	(327)	1,502	—	1,502
Total (2)	$2,849	$(765)	$64	$—	$4,459	$(1,134)	$5,473	$—	$5,473

Expected cash outflows (inflows)	$108	$(11)	$3	$—	$2,297	$(580)	$1,817	$(213)	$1,604
Potential recoveries (3)	(413)	99	—	—	(2,142)	576	(1,880)	152	(1,728)
Subtotal	(305)	88	3	—	155	(4)	(63)	(61)	(124)
Discount	18	—	—	—	(29)	(9)	(20)	11	(9)
Expected losses to be paid (recovered)	$(287)	$88	$3	$—	$126	$(13)	$(83)	$(50)	$(133)

Deferred premium revenue	$75	$(7)	$1	$—	$133	$(16)	$186	$(37)	$149
Reserves (salvage)	$(308)	$91	$2	$—	$37	$(3)	$(181)	$(28)	$(209)

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2020

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	76	(63)	2	(1)	41	(39)	119	—	119
Remaining weighted-average period (in years)	7.4	7.7	8.0	2.0	8.4	8.8	7.9	—	7.9
Outstanding exposure:
Par	$2,345	$(576)	$42	$—	$3,418	$(848)	$4,381	$—	$4,381
Interest	939	(238)	24	—	1,356	(365)	1,716	—	1,716
Total (2)	$3,284	$(814)	$66	$—	$4,774	$(1,213)	$6,097	$—	$6,097

Expected cash outflows (inflows)	$135	$(13)	$4	$—	$2,742	$(695)	$2,173	$(224)	$1,949
Potential recoveries (3)	(361)	45	—	—	(2,446)	693	(2,069)	156	(1,913)
Subtotal	(226)	32	4	—	296	(2)	104	(68)	36
Discount	17	(1)	—	—	(13)	(13)	(10)	8	(2)
Expected losses to be paid (recovered)	$(209)	$31	$4	$—	$283	$(15)	$94	$(60)	$34

Deferred premium revenue	$93	$(7)	$1	$—	$145	$(18)	$214	$(40)	$174
Reserves (salvage)	$(235)	$34	$3	$—	$175	$—	$(23)	$(35)	$(58)
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.
(2)    Includes amounts related to FG VIEs.
(3)    Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

5.    Reinsurance

The Company assumes a portion of an insured risk (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

Effective July 1, 2021, AGM and AGC entered into a reinsurance treaty pursuant to which AGM will cede to AGC a minimum 10% quota share of each policy written or assumed by AGM insuring public finance business.

    The Company, through MAC, had Assumed Business from its affiliate, AGC. On April 1, 2021, as part of the MAC Transaction described in Note 1, Business and Basis of Presentation, AGC reassumed all of its remaining cessions to MAC, resulting in a $7 million commutation loss in Nine Months 2021. Following such commutation by AGC, the Company has no outstanding assumed business from affiliates.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Effect of Reinsurance

    The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company’s Assumed and Ceded Businesses.

Effect of Reinsurance on Condensed Consolidated Statements of Operations

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Premiums Written:
Direct	$65	$123	$215	$303
Assumed (1)	—	—	(32)	—
Ceded (2)	(17)	(19)	(39)	(51)
Net	$48	$104	$144	$252
Premiums Earned:
Direct	$82	$83	$239	$245
Assumed	—	1	1	5
Ceded (2)	(20)	(17)	(60)	(51)
Net	$62	$67	$180	$199
Loss and LAE:
Direct	$(46)	$54	$(48)	$34
Ceded (2)	0	(18)	(16)	(25)
Net	$(46)	$36	$(64)	$9
__________________
(1)    Negative assumed amounts are due to AGC’s reassumption of the book of business that was previously ceded to MAC. See Note 1, Business and Basis of Presentation, for a description of the MAC Transaction.
(2)    Ceded amounts mainly consist of cessions to affiliates.

Ceded Reinsurance (1)

	As of September 30, 2021		As of December 31, 2020
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$153	$4	$157	$4
Ceded expected loss to be recovered (paid)	(60)	(15)	7	(23)
Ceded unearned premium reserve	633	6	651	7
Ceded par outstanding (2)	51,928	347	52,383	388
____________________
(1)    The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of September 30, 2021 and December 31, 2020 was approximately $763 million and $857 million, respectively. The collateral excludes amounts posted by AGM for the benefit of AGUK and AGE.
(2)    Of the total par ceded to BIG rated reinsurers, $66 million and $74 million is rated BIG as of September 30, 2021 and December 31, 2020. Of the total par ceded to affiliates, $1,276 million and $1,351 million is rated BIG as of September 30, 2021 and December 31, 2020, respectively.

Commutations of Previously Ceded Business

In Nine Months 2020, the Company reassumed $336 million in par, including $118 million in net par of Puerto Rico exposures, from its largest remaining legacy third-party financial guaranty reinsurer. This commutation resulted in an increase of unearned premium reserve of $5 million and a commutation gain of $38 million in Nine Months 2020.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

6.    Investments

Investment Portfolio

The investment portfolio consists of both externally and internally managed portfolios. The majority of the investment portfolio is managed by three outside managers and AssuredIM, for which the Company has established investment guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The externally managed portfolio must maintain a minimum average rating of A+/A1/A+ by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P), Moody's Investors Service, Inc. (Moody's) and Fitch Ratings Inc., respectively.

The internally managed fixed-maturity portfolio, which includes investments managed by the Company or its affiliates, primarily consists of investments in (i) securities acquired for loss mitigation purposes, and (ii) securities managed under an Investment Management Agreement (IMA) with AssuredIM. Equity method investments, which are generally less liquid alternative investments, include AssuredIM Funds, an investment in renewable and clean energy and private equity funds.
Investment Portfolio
Carrying Value

	As of
	September 30, 2021	December 31, 2020
	(in millions)
Fixed-maturity securities (1):
Externally managed	$3,821	$4,100
Loss mitigation securities and other	401	443
AssuredIM managed	426	423
Short-term investments	266	424
AGC surplus note	300	300
Equity method investments:
AssuredIM Funds	465	345
Other	128	93
Other invested assets (internally managed)	5	4
Total	$5,812	$6,132
____________________
(1)    5.7% and 6.1% of fixed-maturity securities were rated BIG as of September 30, 2021 and December 31, 2020, respectively, consisting primarily of loss mitigation and other risk management strategies.

AGM, AGC and, until its merger with and into AGM on April 1, 2021, MAC (AGL’s U.S. Insurance Subsidiaries), through their jointly owned investment subsidiary AGAS, are authorized to invest up to $750 million in AssuredIM Funds, of which $487.5 million was authorized by AGM. As of September 30, 2021, AGAS has total commitments to AssuredIM Funds of $659 million of which $380 million represented net invested capital and $279 million was undrawn. This capital was committed to several funds, each dedicated to a single strategy, including collateralized loan obligations (CLOs), asset-based finance, healthcare structured capital and municipal bonds.

The Company also had unfunded commitments of $88 million as of September 30, 2021 related to its other equity method investments.

Accrued investment income, which is reported in other assets, was $58 million as of September 30, 2021 and $46 million as of December 31, 2020. In Nine Months 2021 and Nine Months 2020, the Company did not write off any accrued investment income.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Fixed-Maturity Securities and Short-Term Investments by Security Type
As of September 30, 2021

Security Type	Percent of Total(1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	40%	$1,871	$—	$143	$(1)	$2,013	$—	AA-
U.S. government securities	1	72	—	3	(1)	74	—	AA+
Corporate securities	31	1,488	(1)	68	(16)	1,539	(2)	A
Mortgage-backed securities(4):
RMBS	6	274	(14)	11	(16)	255	(16)	BB-
Commercial mortgage-backed securities (CMBS)	3	161	—	8	—	169	—	AAA
Asset-backed securities:
CLOs	9	409	—	1	—	410	—	AA-
Other	1	50	—	2	—	52	—	B+
Non-U.S. government securities	3	135	—	4	(3)	136	(1)	AA-
Total fixed-maturity securities	94	4,460	(15)	240	(37)	4,648	(19)	A+
Short-term investments	6	266	—	—	—	266	—	AAA
Total	100%	$4,726	$(15)	$240	$(37)	$4,914	$(19)	A+

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Fixed-Maturity Securities and Short-Term Investments by Security Type
As of December 31, 2020

Security Type	Percent of Total(1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	40%	$2,058	$—	$180	$—	$2,238	$—	AA-
U.S. government securities	2	78	—	4	(1)	81	—	AA+
Corporate securities	28	1,454	(42)	113	(21)	1,504	(16)	A
Mortgage-backed securities(4):
RMBS	6	316	(18)	10	(20)	288	(19)	BB+
CMBS	3	177	—	12	—	189	—	AAA
Asset-backed securities:
CLOs	8	435	—	1	(1)	435	—	AA-
Other	2	55	—	3	—	58	—	BB
Non-U.S. government securities	3	167	—	10	(4)	173	—	AA-
Total fixed-maturity securities	92	4,740	(60)	333	(47)	4,966	(35)	A+
Short-term investments	8	424	—	—	—	424	—	AAA
Total	100%	$5,164	$(60)	$333	$(47)	$5,390	$(35)	A+
____________________
(1)    Based on amortized cost.
(2)    Accumulated other comprehensive income (AOCI).
(3)    Ratings represent the lower of the Moody’s and S&P classifications, except for loss mitigation or risk management securities, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(4)    U.S. government-agency obligations were approximately 8% of mortgage-backed securities as of September 30, 2021 and 10% as of December 31, 2020, based on fair value.

Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of September 30, 2021

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$67	$(1)	$—	$—	$67	$(1)
U.S. government securities	24	—	19	(1)	43	(1)
Corporate securities	336	(11)	24	(3)	360	(14)
Mortgage-backed securities:
RMBS	1	—	7	—	8	—
CMBS	5	—	—	—	5	—
Asset-backed securities
CLOs	232	—	23	—	255	—
Non-U.S. government securities	20	(1)	8	(1)	28	(2)
Total	$685	$(13)	$81	$(5)	$766	$(18)
Number of securities (1)		271		21		290

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Gross Unrealized Loss by Length of Time
for Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
U.S. government securities	$20	$(1)	$—	$—	$20	$(1)
Corporate securities	46	—	45	(5)	91	(5)
Mortgage-backed securities:
RMBS	15	(1)	—	—	15	(1)
Asset-backed securities:
CLOs	205	—	64	(1)	269	(1)
Non-U.S. government securities	—	—	38	(4)	38	(4)
Total	$286	$(2)	$147	$(10)	$433	$(12)
Number of securities		68		35		103
___________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

    The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of September 30, 2021 were not related to credit quality. In addition, the Company currently does not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value. As of September 30, 2021, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 12 securities had unrealized losses in excess of 10% of their carrying value, whereas as of December 31, 2020, 10 securities had unrealized losses in excess of 10% of their carrying value. The total unrealized loss for these securities was $4 million as of September 30, 2021 and $8 million as of December 31, 2020.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of September 30, 2021 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities by Contractual Maturity
As of September 30, 2021

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$214	$220
Due after one year through five years	1,040	1,089
Due after five years through 10 years	967	1,008
Due after 10 years	1,804	1,907
Mortgage-backed securities:
RMBS	274	255
CMBS	161	169
Total	$4,460	$4,648

Based on fair value, investments and other assets that are placed on deposit to fulfill state licensing requirements or otherwise pledged or restricted totaled $10 million and $11 million, as of September 30, 2021 and December 31, 2020, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGUK and AGE was approximately $246 million as of September 30, 2021 and $401 million as of December 31, 2020, based on fair value.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Net Investment Income

Net investment income is a function of the yield that the Company earns on fixed-maturity securities and short-term investments and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Investment income
Externally managed fixed-maturity securities	$24	$27	$76	$91
Loss mitigation securities and other	4	8	18	25
AssuredIM managed fixed-maturity securities (1)	4	2	10	2
Interest income on surplus note and loans from affiliate	4	4	12	12
Gross investment income	36	41	116	130
Investment expenses	(1)	(1)	(3)	(3)
Net investment income	$35	$40	$113	$127
____________________
(1)    Represents interest income on a portfolio of CLOs and municipal bonds managed by AssuredIM under an IMA.

Realized Investment Gains (Losses)

    The table below presents the components of net realized investment gains (losses). Realized gains and losses on sales of investments are determined using the specific identification method.

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Gross realized gains on available-for-sale securities	$3	$11	$21	$27
Gross realized losses on available-for-sale securities	(5)	(2)	(9)	(7)
Net realized gains (losses) on other invested assets	1	—	1	—
Change in credit impairment and intent to sell (1)	4	—	3	(14)
Net realized investment gains (losses) (2)	$3	$9	$16	$6
____________________
(1)Change in credit impairment was a benefit in Third Quarter 2021 and Nine Months 2021 primarily due to lower delinquencies on loss mitigation securities. Change in credit impairment in Nine Months 2020 was related primarily to an increase in the allowance for credit loss on loss mitigation securities. Shut-downs due to COVID-19 pandemic restrictions contributed to the increase in the allowance for credit losses in Nine Months 2020.
(2)    Includes foreign currency losses of $2 million in Third Quarter 2021 and gains of $5 million in Third Quarter 2020 and $6 million for Nine Months 2020. Foreign currency losses were de minimis in Nine Months 2021.

The proceeds from sales of fixed-maturity securities classified as available-for-sale were $77 million in Third Quarter 2020, $194 million in Nine Months 2021 and $340 million in Nine Months 2020. There were no sales of fixed-maturity securities classified as available-for-sale in Third Quarter 2021

The following table presents the roll forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2021 and 2020.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Balance, beginning of period	$19	$57	$60	$—
Effect of adoption of accounting guidance on credit losses on January 1, 2020	—	—	—	44
Additions for securities for which credit impairments were not previously recognized	—	—	1	1
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	(4)	1	(4)	13
Reductions for securities sold	—	—	(42)	—
Balance, end of period	$15	$58	$15	$58

The Company recorded a benefit in credit losses of $4 million for Third Quarter 2021 and $3 million for Nine Months 2021. The Company recorded a credit loss expense of $1 million in Third Quarter 2020 and $14 million in Nine Months 2020. The Company did not purchase any securities with credit deterioration during the periods presented. Most of the Company’s securities with credit deterioration are loss mitigation or other risk management securities.

Equity in Earnings of Investees

Equity in Earnings of Investees

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
AssuredIM Funds	$23	$14	$70	$29
Other	8	6	28	8
Total equity in earnings of investees (1)	$31	$20	$98	$37
____________________
(1)    Includes $23 million, $14 million, $74 million and $29 million for Third Quarter 2021, Third Quarter 2020, Nine Months 2021 and Nine Months 2020, respectively, related to fair value gains on investments at fair value option using net asset value (NAV), as a practical expedient.

7.    Variable Interest Entities

FG VIEs

AGM provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs, but does not act as the servicer or collateral manager for any VIE obligations it guarantees. The transaction structure generally provides certain financial protection to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, AGM’s financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that is in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid (recovered) for FG VIEs is included in Note 3, Expected Loss to be Paid (Recovered).

As part of the terms of its financial guaranty contracts, AGM, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGM additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGM typically is not deemed to control the VIE; however, once a trigger event occurs, AGM’s control of the VIE typically increases. AGM continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGM and, accordingly, where AGM is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGM is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to AGM’s financial guaranty contracts. If the protective rights that could make AGM the control party have not been triggered, then the VIE is not consolidated. If AGM is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are guaranteed by AGM are considered to be with recourse, because they guarantee the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not guaranteed by AGM are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

As of September 30, 2021 and December 31, 2020, the Company consolidated 18 and 19 FG VIEs, respectively. During Nine Months 2021 there was one FG VIE that was deconsolidated. During Nine Months 2020, there were two FG VIEs that matured and one that was consolidated. There were no other consolidations or deconsolidations for the periods presented.

The Company has elected the fair value option for assets and liabilities of FG VIEs because the carrying amount transition method was not practical. The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, by type of collateral.

Consolidated FG VIEs by Type of Collateral

	As of
	September 30, 2021	December 31, 2020
	(in millions)
FG VIEs’ assets:
U.S. RMBS first lien	$211	$227
U.S. RMBS second lien	25	30
Total FG VIEs’ assets	$236	$257

FG VIEs’ liabilities with recourse:
U.S. RMBS first lien	$223	$246
U.S. RMBS second lien	28	33
Total FG VIEs’ liabilities with recourse	$251	$279

FG VIEs’ liabilities without recourse:
U.S. RMBS first lien	$18	$16
Total FG VIEs’ liabilities without recourse	$18	$16

The change in the instrument-specific credit risk (ISCR) of the FG VIEs’ assets held as of September 30, 2021 that was recorded in the condensed consolidated statements of operations for Third Quarter 2021 and Nine Months 2021 was a gain of $4 million and $8 million, respectively. The change in the ISCR of the FG VIEs’ assets held as of September 30, 2020 was a gain of $14 million and losses of $3 million for Third Quarter 2020 and Nine Months 2020, respectively. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

The inception-to-date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS spread widens, less value is assigned to the Company’s credit.

	As of
	September 30, 2021	December 31, 2020
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$236	$246
FG VIEs’ liabilities with recourse	11	11
FG VIEs’ liabilities without recourse	15	15
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	50	60
Unpaid principal for FG VIEs’ liabilities with recourse (1)	262	290
____________________
(1)    FG VIEs’ liabilities with recourse will mature at various dates ranging from 2021 through 2038.

Effect of Consolidating FG VIEs

    The effect of consolidating FG VIEs (as opposed to accounting for the related insurance contracts) includes (i) the establishment of the FG VIEs’ assets and liabilities and related changes in fair value on the condensed consolidated financial statements, (ii) eliminating the premiums and losses associated with the financial guaranty insurance contracts between the insurance subsidiaries and the FG VIEs, and (iii) eliminating the investment balances associated with the insurance subsidiaries' purchases of the debt obligations of the FG VIEs.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Effect of Consolidating FG VIEs on the Condensed Consolidated Balance Sheets
Increase (Decrease)

	As of
	September 30, 2021	December 31, 2020
	(in millions)
Assets
Fixed-maturity securities and short-term investments, at fair value (1)	$(23)	$(25)
Premiums receivable (2)	(2)	(3)
Salvage and subrogation recoverable (2)	(3)	(3)
FG VIEs’ assets, at fair value	236	257
Total assets	$208	$226
Liabilities and shareholder’s equity
Unearned premium reserve (2)	$(33)	$(35)
Loss and LAE reserve (2)	(31)	(38)
FG VIEs’ liabilities, at fair value (3)	269	295
Other liabilities	1	—
Total liabilities	206	222

Retained earnings	26	25
Accumulated other comprehensive income (loss) (4)	(24)	(21)
Total shareholder’s equity attributable to AGM	2	4
Total liabilities and shareholder’s equity	$208	$226
____________________
(1)    Represents the elimination of investment balances related to the Company’s purchase of insured FG VIEs’ debt.
(2)    Represents the elimination of insurance balances related to the FG VIEs’ liabilities with recourse.
(3)    Includes FG VIEs’ liabilities, at fair value with recourse of $251 million and $279 million as of September 30, 2021 and December 31, 2020, respectively, and without recourse of $18 million and $16 million as of September 30, 2021 and December 31, 2020, respectively.
(4)    Represents (i) the fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company’s own credit risk and (ii) elimination of the AOCI related to the Company’s purchases of insured FG VIEs’ debt.

Effect of Consolidating FG VIEs on the Condensed Consolidated Statements of Operations
Increase (Decrease)

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Fair value gains (losses) on FG VIEs (1)	$4	$(1)	$14	$(7)
Other (2)	(7)	(2)	(13)	2
Effect on income before tax	(3)	(3)	1	(5)
Less: Tax provision (benefit)	(1)	(1)	—	(1)
Effect on net income (loss)	$(2)	$(2)	$1	$(4)
____________________
(1)    Changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to factors other than changes in the Company’s own credit risk.
(2)    Includes net earned premiums, net investment income and loss and LAE.

Fair value gains on FG VIEs in Third Quarter 2021 and Nine Months 2021 are primarily due to improvements in the underlying collateral. The fair value losses for Nine Months 2020 were primarily due to price depreciation resulting from the observed widening in the market spreads for the underlying collateral.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Non-Consolidated VIEs

    As described in Note 2, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 15 thousand policies monitored as of September 30, 2021, approximately 14 thousand policies are not within the scope of FASB Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of both September 30, 2021 and December 31, 2020, the Company identified 54 policies that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 18 and 19 FG VIEs as of September 30, 2021 and December 31, 2020, respectively. The Company’s exposure through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 2, Outstanding Exposure.

    The Company’s investments in AssuredIM Funds are mostly VIEs in which it holds a significant variable interest. These VIEs are not consolidated because it has been determined that the Company is not the primary beneficiary. AssuredIM Funds had $698 million of assets and $91 million of liabilities as of September 30, 2021 and $564 million of assets and $59 million of liabilities as of December 31, 2020. As of September 30, 2021, the Company had $465 million maximum exposure to potential losses related to AssuredIM Funds, which is limited to the carrying value of these investments.

8.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2021, no changes were made to the Company's valuation models that had, or are expected to have, a material impact on the Company’s condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset’s or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 3 to Level 2 during Nine Months 2020. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

    The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third-party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

    Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market-based inputs.

As of September 30, 2021, the Company used models to price 141 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $706 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Equity Method Investments

Equity method investments include investments in AssuredIM Funds and a distressed opportunities fund managed by a third-party asset manager for which the Company elected the fair value option using NAV, as a practical expedient. Accordingly, these equity method investments are excluded from the fair value hierarchy.

Other Assets

Committed Capital Securities (CCS)

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

created for the primary purpose of issuing $50 million face amount of AGM Committed Preferred Trust Securities (AGM CPS), investing the proceeds in high-quality assets and entering into put options with AGM.

    The fair value of AGM CPS, which is recorded in “other assets” on the condensed consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security. The change in fair value of the AGM CPS is recorded in “fair value gains (losses) on CCS” in the condensed consolidated statements of operations. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, LIBOR curve projections, Assured Guaranty’s publicly traded debt and the term the securities are estimated to remain outstanding. The AGM CPS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes in fair value recorded in the statements of operations.

Credit derivative transactions are governed by International Swaps and Derivative Association documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company did not enter into CDS contracts with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company’s credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads and the credit ratings of referenced entities.

As of September 30, 2021 and December 31, 2020, the net par outstanding of credit derivatives (which was all investment grade) was $549 million and $879 million, respectively, and the fair value of credit derivatives was a liability of $1 million and $4 million, respectively. The change in fair value of credit derivatives recorded in “other income (loss)” was a gain of $1 million for Third Quarter 2020, a gain of $3 million for Nine Months 2021, and a loss of $3 million for Nine Months 2020. The gain was de minimis for Third Quarter 2021. The estimated remaining weighted average life of credit derivatives was 6.5 years and 4.9 years at September 30, 2021 and December 31, 2020, respectively.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is reported in “fair value gains (losses) on financial guaranty variable interest entities” in the condensed consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in ISCR which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on financial guaranty variable interest entities”. The FG VIEs issued securities typically collateralized by first lien and second lien RMBS.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and, as applicable, house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets.

The third party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of debt service is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2021

		Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$2,013	$—	$1,975	$38
U.S. government securities	74	—	74	—
Corporate securities	1,539	—	1,539	—
Mortgage-backed securities:
RMBS	255	—	31	224
CMBS	169	—	169	—
Asset-backed securities	462	—	18	444
Non-U.S. government securities	136	—	136	—
Total fixed-maturity securities	4,648	—	3,942	706
Short-term investments	266	266	—	—
Other invested assets (1)	5	—	—	5
FG VIEs’ assets	236	—	—	236
Other assets	11	—	—	11
Total assets carried at fair value (2)	$5,166	$266	$3,942	$958
Liabilities:
FG VIEs’ liabilities (3)	$269	$—	$—	$269
Other liabilities	2	—	—	2
Total liabilities carried at fair value	$271	$—	$—	$271

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

		Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$2,238	$—	$2,205	$33
U.S. government securities	81	—	81	—
Corporate securities	1,504	—	1,474	30
Mortgage-backed securities:
RMBS	288	—	48	240
CMBS	189	—	189	—
Asset-backed securities	493	—	25	468
Non-U.S. government securities	173	—	173	—
Total fixed-maturity securities	4,966	—	4,195	771
Short-term investments	424	405	19	—
Other invested assets (1)	4	—	—	4
FG VIEs’ assets	257	—	—	257
Other assets	24	—	—	24
Total assets carried at fair value (2)	$5,675	$405	$4,214	$1,056
Liabilities:
FG VIEs’ liabilities (3)	$295	$—	$—	$295
Other liabilities	4	—	—	4
Total liabilities carried at fair value	$299	$—	$—	$299
____________________
(1)    Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.
(2)    Excludes $482 million and $345 million of equity method investments measured at fair value under the fair value option using the NAV as a practical expedient as of September 30, 2021 and December 31, 2020, respectively.
(3)    Includes FG VIEs’ liabilities, at fair value with recourse of $251 million and $279 million as of September 30, 2021 and December 31, 2020, respectively, and without recourse of $18 million and $16 million as of September 30, 2021 and December 31, 2020.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2021, Third Quarter 2020, Nine Months 2021 and Nine Months 2020.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Roll Forward of Level 3 Assets and Liabilities at Fair Value on a Recurring Basis
Third Quarter 2021

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions	RMBS		Asset- Backed Securities	FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (5)	FG VIEs’ Liabilities (7)
	(in millions)
Fair value as of June 30, 2021	$38	$234		$457	$250		$15		$(1)	$(286)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	—	8	(1)	—	1	(4)	(2)	(3)	—	3	(4)
Other comprehensive income (loss)	—	(3)		—	—		(1)		—	2
Purchases	—	—		41	—		—		—	—
Settlements	—	(15)		(54)	(15)		—		—	12
Fair value as of September 30, 2021	$38	$224		$444	$236		$12		$(1)	$(269)
Change in unrealized gains (losses) included in earnings related to financial instruments held as of September 30, 2021					$2	(4)	$(2)	(3)	$—	$3	(4)
Change in unrealized gains (losses) included in OCI related to financial instruments held as of September 30, 2021	$—	$(3)		$—						$2

Roll Forward of Level 3 Assets and Liabilities at Fair Value on a Recurring Basis
Third Quarter 2020

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions	Corporate Securities		RMBS		Asset- Backed Securities	FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (5)		FG VIEs’ Liabilities (7)
	(in millions)
Fair value as of June 30, 2020	$31	$29		$238		$304	$266		$36		$(7)		$(300)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	—	1	(1)	4	(1)	—	7	(4)	(5)	(3)	1	(2)	(8)	(4)
Other comprehensive income (loss)	(4)	—		9		6	—		—		—		(4)
Purchases	—	—		—		145	—		—		—		—
Sales	—	—		—		(13)	—		—		—		—
Settlements	—	—		(10)		—	(10)		—		—		9
Fair value as of September 30, 2020	$27	$30		$241		$442	$263		$31		$(6)		$(303)
Change in unrealized gains (losses) included in earnings related to financial instruments held as of September 30, 2020							$7	(4)	$(5)	(3)	$2	(2)	$(8)	(4)
Change in unrealized gains (losses) included in OCI related to financial instruments held as of September 30, 2020	$(4)	$—		$8		$6							$(4)

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Roll Forward of Level 3 Assets and Liabilities at Fair Value on a Recurring Basis
Nine Months 2021

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (5)		FG VIEs’ Liabilities (7)
	(in millions)
Fair value as of December 31, 2020	$33		$30		$240		$468		$257		$25		$(4)		$(295)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	1	(1)	2	(1)	15	(1)	2	(1)	15	(4)	(13)	(3)	3	(2)	(3)	(4)
Other comprehensive income (loss)	5		16		6		1		—		—		—		(1)
Purchases	—		—		—		191		—		—		—		—
Sales	—		(48)		—		(74)		—		—		—		—
Settlements	(1)		—		(37)		(144)		(36)		—		—		30
Fair value as of September 30, 2021	$38		$—		$224		$444		$236		$12		$(1)		$(269)
Change in unrealized gains (losses) included in earnings related to financial instruments held as of September 30, 2021									$16	(4)	$(13)	(3)	$3	(2)	$(2)	(4)
Change in unrealized gains (losses) included in OCI related to financial instruments held as of September 30, 2021	$5		$—		$5		$1								$(1)

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Roll Forward of Level 3 Assets and Liabilities at Fair Value on a Recurring Basis
Nine Months 2020

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets		Other (6)		Credit Derivative Asset (Liability), net (5)		FG VIEs’ Liabilities (7)
	(in millions)
Fair value as of December 31, 2019	$35		$41		$289		$209		$392		$26		$(2)		$(421)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	1	(1)	(5)	(1)	9	(1)	1	(1)	(79)	(4)	5	(3)	(3)	(2)	70	(4)
Other comprehensive income (loss)	(8)		(6)		(25)		—		—		—		—		1
Purchases	—		—		—		255		—		—		—		—
Sales	—		—		—		(20)		—		—		—		—
Settlements	(1)		—		(32)		(2)		(58)		—		(1)		55
FG VIE consolidation	—		—		—		—		8		—		—		(8)
Transfers out of Level 3	—		—		—		(1)		—		—		—		—
Fair value as of September 30, 2020	$27		$30		$241		$442		$263		$31		$(6)		$(303)
Change in unrealized gains (losses) included in earnings related to financial instruments held as of September 30, 2020									$(3)	(4)	$5	(3)	$(3)	(2)	$(4)	(4)
Change in unrealized gains (losses) included in OCI related to financial instruments held as of September 30,2020	$(8)		$(6)		$(24)		$—								$1
____________________
(1)    Included in net realized investment gains (losses) and net investment income.
(2)    Included in other income (loss).
(3)    Recorded in fair value gains (losses) on CCS, net investment income and other income (loss).
(4)    Included in fair value gains (losses) on FG VIEs.
(5)    Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown as either assets or liabilities in the condensed consolidated balance sheets based on net exposure by transaction.
(6)    Includes CCS and other invested assets.
(7)    Include FG VIEs’ liabilities with recourse and FG VIEs’ liabilities without recourse.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2021

Financial Instrument Description (1)	Fair Value (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):	0
Fixed-maturity securities:
Obligations of state and political subdivisions	$38	Yield	4.2%	-	6.7%	5.6%

RMBS	224	CPR	0.8%	-	20.0%	8.2%
		CDR	2.5%	-	12.0%	5.6%
		Loss severity	55.0%	-	100.0%	83.8%
		Yield	3.4%	-	5.1%	4.5%
Asset-backed securities:
Life insurance transaction	34	Yield	4.6%

CLOs	410	Discount margin	0.9%	-	3.4%	2.0%

FG VIEs’ assets	236	CPR	0.9%	-	21.7%	12.5%
		CDR	1.4%	-	26.9%	7.6%
		Loss severity	45.0%	-	100.0%	80.1%
		Yield	1.5%	-	7.9%	4.8%

Other assets	10	Implied Yield	2.7%
		Term (years)	10 years

Credit derivative liabilities, net	(1)	Internal credit rating	AA	-	BBB	A-

FG VIEs’ liabilities	(269)	CPR	0.9%	-	21.7%	12.5%
		CDR	1.4%	-	26.9%	7.6%
		Loss Severity	45.0%	-	100.0%	80.1%
		Yield	1.5%	-	7.9%	3.9%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes several investments recorded in other invested assets with fair value of $5 million.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2020

Financial Instrument Description (1)	Fair Value (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$33	Yield	6.8%	-	27.5%	17.8%

Corporate security	30	Yield	42.0%

RMBS	240	CPR	0.4%	-	13.3%	6.2%
		CDR	1.7%	-	9.9%	6.1%
		Loss severity	55.0%	-	100.0%	82.7%
		Yield	3.8%	-	4.8%	4.4%
Asset-backed securities:
Life insurance transactions	33	Yield	5.2%

CLOs	435	Discount margin	0.8%	-	3.1%	2.0%

FG VIEs’ assets	257	CPR	0.9%	-	19.0%	9.4%
		CDR	1.9%	-	26.6%	6.0%
		Loss severity	45.0%	-	100.0%	79.9%
		Yield	1.9%	-	6.0%	4.8%

Other assets	24	Implied Yield	3.4%
		Term (years)	10 years

Credit derivative liabilities, net	(4)	Internal credit rating	AA+	-	BBB	A-

FG VIEs’ liabilities	(295)	CPR	0.9%	-	19.0%	9.4%
		CDR	1.9%	-	26.6%	6.0%
		Loss severity	45.0%	-	100.0%	79.9%
		Yield	1.9%	-	6.2%	3.8%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes several investments recorded in other invested assets with fair value of $4 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

    Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

AGC Surplus Note

The fair value of the surplus note issued by AGC to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Loans Receivable from Affiliate

    The fair value of the loans receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

     The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of September 30, 2021		As of December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
AGC surplus note	$300	$346	$300	$355
Other invested assets	—	1	—	2
Loans receivable from affiliate	163	186	163	189
Other assets (1)	61	61	47	47
Financial guaranty insurance contracts (2)	(1,179)	(779)	(1,331)	(1,387)
Other liabilities (1)	(4)	(3)	(24)	(22)
____________________
(1)    The Company’s other assets and other liabilities consist of accrued interest, receivables for securities sold and payables for securities purchased, and notes payable for which the carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.    Income Taxes

Overview

    The Company files its U.S. federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (AGUS), an indirect parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis. The Company’s U.K. and French subsidiaries are subject to income taxes imposed by U.K. and French authorities, respectively, and file applicable tax returns.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of
	September 30, 2021	December 31, 2020
	(in millions)
Deferred tax assets (liabilities)	$(52)	$(42)
Current tax assets (liabilities)	(49)	(20)
____________________
(1)     Included in other assets or other liabilities on the condensed consolidated balance sheets.

Valuation Allowance

    The Company has $24 million of foreign tax credit (FTC) due to the 2017 Tax Cuts and Jobs Act (TCJA) for use against regular tax in future years. FTCs will expire in 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC of $24 million will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

    The Company’s provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in loss reserves, fair value of its VIEs, and foreign exchange gains and losses which prevents the Company from projecting a reliable estimated annual effective tax rate and pre-tax income for the full year 2021. A discrete calculation of the provision is calculated for each interim period.

    The effective tax rates reflect the proportion of income recognized by AGM and each of its operating subsidiaries, with U.S. entities taxed at the U.S. marginal corporate income tax rate of 21%, a U.K. subsidiary taxed at the U.K. marginal corporate tax rate of 19%, and a French subsidiary taxed at the French marginal corporate tax rate of 27.5%. The Company’s overall effective tax rate fluctuates based on the distribution of income across jurisdictions.

    A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
Expected tax provision (benefit)	$27	$19	$70	$59
Tax-exempt interest	(2)	(2)	(6)	(8)
Taxes on reinsurance	(3)	2	(2)	1
Change in liability for uncertain tax positions	—	(15)	—	(15)
Effect of provision to tax return filing adjustment	(5)	(5)	(5)	(5)
Foreign taxes	2	(6)	1	(2)
Other	(2)	1	(5)	—
Total provision (benefit) for income taxes	$17	$(6)	$53	$30
Effective tax rate	13.2%	(7.4)%	15.7%	10.4%

The expected tax provision (benefit) is calculated as the sum of pre-tax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pre-tax loss in one jurisdiction and pre-tax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

    The following tables present pre-tax income and revenue by jurisdiction.

Pre-tax Income (Loss) by Tax Jurisdiction

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
U.S.	$138	$68	$329	$265
U.K.	(5)	27	15	22
France	(2)	—	(5)	(3)
Total	$131	$95	$339	$284

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Revenue by Tax Jurisdiction

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(in millions)
U.S.	$87	$114	$265	$325
U.K.	(1)	29	28	30
France	(1)	2	(2)	2
Total	$85	$145	$291	$357

    Pre-tax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

As of September 30, 2021, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2018 forward. AGUS is not currently under audit with the IRS. The Company's U.K. subsidiary is not currently under examination and, along with Assured Guaranty (UK) plc and Assured Guaranty (London) plc which merged with the Company in 2018, have open tax years of 2019 forward. The Company's French subsidiary is not currently under examination and has open tax years of 2019 forward.

10.    Commitments and Contingencies

Legal Proceedings

    Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

    In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

    The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

11.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income. Prior to the combination of certain of its European subsidiaries, two of those subsidiaries had a functional currency other than the U.S. dollar. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting were recorded as cumulative translation adjustment in OCI. Upon the merger of these European subsidiaries with and into AGUK, which has a functional currency of U.S. Dollars, no further changes to the cumulative translation adjustment are recorded.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Third Quarter 2021

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Change in ISCR on FG VIEs’ Liabilities with Recourse	Cumulative Translation Adjustment	Total
	(in millions)
Balance, June 30, 2021	$227	$(10)	$(20)	$(25)	$172
Other comprehensive income (loss) before reclassifications	(49)	—	1	—	(48)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(3)	5	—	—	2
Fair value gains (losses) on FG VIEs	—	—	(1)	—	(1)
Total before tax	(3)	5	(1)	—	1
Tax (provision) benefit	—	(1)	1	—	—
Total amount reclassified from AOCI, net of tax	(3)	4	—	—	1
Net current period other comprehensive income (loss)	(46)	(4)	1	—	(49)
Balance, September 30, 2021	$181	$(14)	$(19)	$(25)	$123

Third Quarter 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Change in ISCR on FG VIEs’ Liabilities with Recourse	Cumulative Translation Adjustment	Total
	(in millions)
Balance, June 30, 2020	$147	$(37)	$(21)	$(25)	$64
Other comprehensive income (loss) before reclassifications	51	7	—	—	58
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	7	1	—	—	8
Fair value gains (losses) on FG VIEs	—	—	3	—	3
Total before tax	7	1	3	—	11
Tax (provision) benefit	—	—	—	—	—
Total amount reclassified from AOCI, net of tax	7	1	3	—	11
Net current period other comprehensive income (loss)	44	6	(3)	—	47
Balance, September 30, 2020	$191	$(31)	$(24)	$(25)	$111

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Nine Months 2021

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Change in ISCR on FG VIEs’ Liabilities with Recourse	Cumulative Translation Adjustment	Total
	(in millions)
Balance, December 31, 2020	$256	$(28)	$(18)	$(25)	$185
Other comprehensive income (loss) before reclassifications	(79)	17	(2)	—	(64)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	11	4	—	—	15
Fair value gains (losses) on FG VIEs	—	—	(2)	—	(2)
Total before tax	11	4	(2)	—	13
Tax (provision) benefit	(2)	(1)	1	—	(2)
Total amount reclassified from AOCI, net of tax	9	3	(1)	—	11
Net current period other comprehensive income (loss)	(88)	14	(1)	—	(75)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	(13)	—	—	—	(13)
Balance, September 30, 2021	$181	$(14)	$(19)	$(25)	$123

Nine Months 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Change in ISCR on FG VIEs’ Liabilities with Recourse	Cumulative Translation Adjustment	Total
	(in millions)
Balance, December 31, 2019	$159	$9	$(25)	$(25)	$118
Effect of adoption of accounting guidance on credit losses	22	(22)	—	—	—
Other comprehensive income (loss) before reclassifications	30	(29)	2	—	3
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	19	(14)	—	—	5
Fair value gains (losses) on FG VIEs	—	—	1	—	1
Total before tax	19	(14)	1	—	6
Tax (provision) benefit	(2)	3	—	—	1
Total amount reclassified from AOCI, net of tax	17	(11)	1	—	7
Net current period other comprehensive income (loss)	13	(18)	1	—	(4)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	3	—	—	—	3
Balance, September 30, 2020	$191	$(31)	$(24)	$(25)	$111

12.    Subsequent Events

    Subsequent events have been considered and disclosed if material through November 24, 2021, the date on which these financial statements were issued.